EXHIBIT 11.1

              DOSKOCIL COMPANIES INCORPORATED AND SUBSIDIARIES

               CALCULATION OF EARNINGS PER SHARE - UNAUDITED
          (Dollar amounts in thousands, except per share figures)
                                    Three Months Ended  Nine Months Ended
                                    __________________  _________________
                                     Oct. 1,   Oct. 2,   Oct. 1,  Oct. 2,
                                      1994      1993      1994     1993
                                    ________   _______  ________  _______
Income (loss) before cumulative
 effect of a change in accounting
 principal                          $(2,093)   $  813   $(3,352) $    330
Extraordinary loss on early
 extinguishment of debt, net of tax  (1,433)     -       (2,419)     -
Cumulative effect of a change in
 accounting for postretirement
 benefits other than pensions          -         -         -      (34,426)
                                    _______    ______   _______  ________
Net income (loss)                   $(3,526)   $  813   $(5,771) $(34,096)
                                    =======    ======   =======  ========
Primary earnings per share:
   Weighted average number of
    common shares outstanding         7,921     7,857     7,921     7,270
   Common stock equivalents:
     Dilutive options and warrants     -           95      -         -
                                     ______     _____    ______    ______
   Weighted average number of
    common and common equivalent
    shares outstanding                7,921     7,952     7,921     7,270
                                     ======     =====    ======    ======
   Income (loss) before cumulative
    effect of a change in
    accounting principal             $(0.26)    $0.10    $(0.42)   $ 0.05
   Extraordinary loss on early
    extinguishment of debt, net of
    tax                               (0.18)      -       (0.31)      -
   Cumulative effect of a change in
    accounting for postretirement
    benefits other than pensions        -         -         -       (4.74)
                                     ______     _____    ______    ______
     Net income (loss) per share     $(0.44)    $0.10    $(0.73)   $(4.69)
                                     ======     =====    ======    ======
Fully diluted earnings per share:

   Weighted average number of
    common shares outstanding         7,921     7,857     7,921     7,270
   Common stock equivalents:
     Dilutive options and warrants     -          104      -         -
                                     ______     _____    ______    ______
   Weighted average number of
    common and common equivalent
    shares outstanding                7,921     7,961     7,921     7,270
                                     ======     =====    ======    ======
   Income (loss) before cumulative
    effect of a change in
    accounting principal             $(0.26)    $0.10    $(0.42)   $ 0.05
   Extraordinary loss on early
    extinguishment of debt, net of
    tax                               (0.18)      -       (0.31)      -
   Cumulative effect of a change in
    accounting for postretirement
    benefits other than pensions        -         -         -       (4.74)
                                     ______     _____    ______    ______
     Net income (loss) per share     $(0.44)    $0.10    $(0.73)   $(4.69)
                                     ======     =====    ======    ======
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